Exhibit 99.1
Press Release	Source: Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Announces New Board Member and Forms Committees
Wednesday July 23, 10:54 am ET

LAIYANG, China, July 23 /Xinhua-PRNewswire-FirstCall/ -- Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GTEC - News; "Genesis" or the "Company"), a leading pharmaceutical company in the People's Republic of China, held a Board of Directors meeting on July 18, 2008 at which a new Board member was appointed to serve on the Board of Directors of the Company, and an Audit Committee and a Compensation Committee were formed.

Mr. Michael Marks was appointed to the Company's Board of Directors on July 18, 2008. Since 2007, he has served as an independent director of China Housing & Land Development, Inc., a property developer in China. In 2006, Mr. Marks became President of Middle Kingdom Alliance Corp., a publicly traded Special Purpose Acquisition Corporation active in China. In 2003, Mr. Marks founded the China practice of Sonnenblick Goldman, a real estate investment bank, and served as its Managing Director in China until 2007. In 2001, he founded B2Globe, providing technology solutions to international internet businesses in Asia. In 1999, he co-founded Metro Corporate Training in Shanghai to offer training and management development, and was its Chief Executive Officer until 2001. During his nine-year tenure in China, Mr. Marks has had a role as advisor, banker or principal in over $2 billion of transactions. From 1998 to 1999, Mr. Marks worked as a management consultant with Horwath Asia Pacific in Australia and China. From 1995 to 1998, Mr. Marks worked in the audit, corporate finance and advisory divisions of PricewaterhouseCoopers in South Africa. Mr. Marks received a Bachelor of Commerce (Honors) in 1994 and Masters of Commerce in 1997 from the University of the Witwatersrand in Johannesburg, South Africa. In 1998, he graduated with a Bachelor of Arts (Psychology) degree from the University of South Africa. In 1997, Mr. Marks became a Chartered Accountant in South Africa, and a Fellow of the Association of International Accountants in the United Kingdom in 1999. He speaks fluent Mandarin, French and English.

The Board of Directors accepted the resignations of Mr. Zhang Yihua and Mr. Rodrigo Arboleda. The resignations of Mr. Zhang and Mr. Arboleda from the Company's Board of Directors were not the result of any disagreements with the Company on any matter relating to the Company's operations, policies or practices.

"I look forward to working with Genesis," stated Michael Marks. "Having participated in the growth of a number of companies in China, I know that Genesis is a company with a tremendous future. I am excited to be a part of its development."

The Board of Directors authorized and approved creation of an Audit Committee that will oversee matters relating to the Company's financial reporting. Qualifying as an "audit committee financial expert" in compliance with applicable SEC and current stock exchange rules and regulations, Michael Marks was appointed as the Chairman of the Audit Committee. Each member of the Audit Committee is "independent" as defined in Section 10A of the Securities Exchange Act of 1934.

The Board of Directors also authorized and approved creation of a Compensation Committee that will, among other things, make recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers. Feng Xiaowei was appointed as the Chairman of the Compensation Committee. Each member of the Compensation Committee is "independent" as defined in Section 10A of the Securities Exchange Act of 1934.

"We are pleased to welcome Michael Marks to serve as a member of our Board of Directors. We believe that he will make an immediate and valuable contribution to the work of our Board," said Mr. Cao Wubo, Chairman and CEO of Genesis Pharmaceuticals Enterprises. "At its last meeting, our Board of Directors created an Audit Committee and Compensation Committee composed of independent Board members. We believe that the establishment of these committees will help to assure investors that Genesis is fully committed to the highest possible standards of corporate governance."

About Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a major pharmaceutical company in China producing tablets, capsules, and granules for both western and Chinese herbal- based medical drugs.

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from anticipated or predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

For more information, please contact:

Genesis Pharmaceuticals Enterprises, Inc.
Ms. Elsa Sung, CFO
Tel:  +1-954-727-8436
Email: genesispharm@gmail.com
Web: http://www.genesis-china.net

CCG Investor Relations, Inc.
Mr. Crocker Coulson, President
Tel:  +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgir.com